Press Release	Source: Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies, Ltd. Announces Preliminary Storm Water Test Results

Friday July 16, 8:00 am ET

LITTLE RIVER, S.C.--(BUSINESS WIRE)--July 16, 2004--Integrated Environmental Technologies, Ltd. (IET) (OTCBB: IEVM - News) of Little River, South Carolina announced preliminary storm water test results. IET, through its research and demonstration efforts within the company's EcaFlo Division, has been working closely with Coastal Carolina University (CCU) to develop effective applications for its electro-chemically activated solutions for storm water clean up.

According to Dr. Joseph Bennett, Director of the Environmental Quality Laboratory with CCU, "Initial preliminary tests of applied EcaFlo solution, generated by a specific model of IET's EcaFlo device, to contaminated storm water have resulted in encouraging results in the solution's effectiveness. When a small volume of the solution was added to storm water contaminated with substantial concentrations of fecal coliform bacteria, all the bacteria were quickly killed."

IET's EcaFlo solution research and documentation will continue in identified demonstration applications within South Carolina's coastal region. IET is developing EcaFlo HydroSan devices for clean up of contaminated waters.

ABOUT IET

IET is developing and marketing EcaFlo devices within the United States for numerous applications such as: medical, health care, agricultural, meat safety, veterinary, food processing, water disinfection and purification. As the exclusive licensee of the patented EcaFlo HydroPur devices within the United States, through license agreement with Electro-Chemical Technologies, Ltd. for certain applications listed above, Integrated Environmental Technologies, Ltd. will produce and distribute various EcaFlo device models.

Forward-Looking Statements: The statements in this press release regarding the storm water test results, effectiveness of the EcaFlo solutions, future opportunities and any other effect, result or aspect of the testing and any other statements, which are not historical facts, are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, costs and difficulties related to the testing of the devices, any benefits to IET from the relationship with CCU, results of the tests, applicability of the Company's technology, costs, delays, and any other difficulties related to the Company's business plan, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents we file from time to time with the United States Securities and Exchange Commission. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Integrated Environmental Technologies, Ltd.

William E. Prince, 843-390-2500

www.ietltd.net